Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Femasys Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 17, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Atlanta, Georgia

May 14, 2021